Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of ANI Pharmaceuticals, Inc. on Form S-3 to be filed on or about May 14, 2014 of our report dated February 28, 2014, on our audits of the consolidated financial statements of ANI Pharmaceuticals, Inc. and Subsidiary as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, which report was included in the Annual Report on Form 10-K filed February 28, 2014. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

New York, NY

May 14, 2014